EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Service 1st Bank Announces Promotion of Patrick Carman

TRACY, Calif. - June 14, 2006

Today, Service 1st Bank announced the promotion of Patrick Carman to Chief Operating Officer. Prior to joining the Bank as Executive Vice President and Chief Credit Officer on August 7, 2000, he held the position of Senior Vice President and Senior Credit Officer at East County Bank, Antioch, California.

According to Service 1st Bank C.E.O. Bryan Hyzdu, "Patrick Carman is one of community banking's brightest stars. His promotion to Chief Operating Officer is a direct reflection of our faith in his ability to assume broader responsibility in guiding the Bank's successful future. Pat will continue to serve as Chief Credit Officer while transitioning into his new role. He has shepherded the Bank's loan growth from essentially zero to more than $100,000,000 in loans. Pat has proven his ability as a credit officer, and we look forward to an even greater contribution from him in this expanded role."

Mr. Carman received a BA in Economics from Whitman College and completed the Executive MBA Program at St. Mary's College. Mr. Carman resides in Pittsburg, California with his wife, C.J., and their daughter Nicole.

About Service 1st Bank:
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Service 1st Bank is a full service, independent banking institution that specializes in delivering custom-crafted lending and depository products to San Joaquin County's small to medium-sized businesses, professionals, and individuals. Since opening its doors in November 1999, Service 1st Bank has concentrated on providing a personalized "relationship" banking experience where customers are known individually and their needs met expeditiously. More information on Service 1st Bank is available at www.service1stbank.com.


Forward Looking Statements:
---------------------------
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, and in reports filed on Form 10-QSB and Form 8-K. The Company does not undertake any

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obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Contact Information:

John Brooks                                Bryan Hyzdu
Chairman                                   President & C.E.O.
(209) 820-7953                             (209) 993-2202
jbrooks@service1stbank.com                 bhyzdu@service1stbank.com


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